FORM 10-Q

EXHIBIT 2.2 (l)

                       CONE PUT OPTION


                                           September 25, 1995


Cone Mills Corporation
1201 Maple Street
Greensboro, North Carolina 27405

Attention: General Counsel

     Re: Equity Option Transaction

The purpose of this letter is to confirm the terms and conditions of the Equity Option Transaction (the
"Transaction") entered into between us on September 25, 1995
(the "Trade Date").

It is our intention to have this Confirmation serve as the final documentation for this trade and, accordingly, no letter
Confirmation will follow.

Each party hereby agrees to make each payment specified in this Transaction as being payable by it, no later than the due date in the place of the account specified below (or as specified in writing to the other party at the address specified below), in freely transferable funds and in the manner customary for payments in the lawful currency of the United States which shall be the contractual currency of this Transaction.

Any capitalized term used herein and not otherwise defined shall have the meaning given to such term in the form of Master Agreement (Multicurrency - Cross Border) published by the International Swap Dealers Association, Inc.

The terms of the Transaction to which this Confirmation relates are as follows:

1.   Parties

     The parties are:

     (1) SMM TRUST 1995-M

     (the "Trust")

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EXHIBIT 2.2 (l)   continued



     Office through which this Transaction is booked and address for notices:

     SMM Trust 1995-M
     c/o Delaware Trust Company,
     acting solely as Owner Trustee
     900 Market Street, HO2M12
     Wilmington, Delaware 19801-0001
     Attention: Corporate Trust Department, Richard Smith
     Telex:  6734692
     Answerback: MERIDIAN
     Telecopy No.:  (302) 421-7387

     Account for Payments:    To be advised]

     (2)  CONE MILLS CORPORATION
          (the "Counterparty")

          Office through which this Transaction is booked and address for notices:

          Cone Mills Corporation
          1201 Market Street
          Greensboro, North Carolina 27405
          Attention: General Counsel
          Telecopy No.:   (910) 379-6972
          Telephone No.:   (910) 379-6567

          Account for Payments:    [To be advised.]

2.   Option and Payments

     (a)  Put Option.    Upon the occurrence of a Mandatory
          Put Event, but only in the event Cipsa shall not have purchased all of the Underlying Shares pursuant to the Cipsa Put Option, the Broker, on behalf of the Trust, shall put all, but not less than all, of the Underlying Shares which have not been purchased pursuant to the Cipsa Call Option, the Cone Call Option and the Cipsa Put Option to the Counterparty and the Counterparty shall be obligated to purchase from the Trust the Underlying Shares in exchange for the Counterparty paying to the account designated by the Broker in Dollars, the Cash Settlement Amount on the Settlement Date.

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EXHIBIT 2.2 (l)   continued


          The Broker, on behalf of the Trust, shall notify the Counterparty of the exercise of this Put Option by delivering written notice (the "Put Notice") to the Counterparty no later than the close of business on the Business Day immediately following the Broker having actual knowledge of the occurrence of a Mandatory Put Event. For purposes of this Section 2(a):

          (i) "Cash Settlement Amount" means the product of
          (x) a fraction, the numerator of which is the aggregate number of Underlying Shares which have not been purchased by pursuant to the Cipsa Call Option, Cipsa Put Option and the Cone Call Option and the denominator of which is the total number of Underlying Shares and (y) the sum of US $20,000,000 and any accrued but unpaid interest under the Equity Swap Transaction to the Settlement Date;

          (ii) "Mandatory Put Event" means the earlier to occur of (A) September 21, 1998 or (B) the second Business Day following the Settlement Date (as defined in the Cipsa Put Option) if all the Underlying Shares shall not have been purchased from the Trust prior to the close of business on such Settlement Date. If a Mandatory Put Event shall occur on a day that is not a Business Day then the Mandatory Put Event shall be the Business Day immediately following the date of such occurrence.

          (iii) "Settlement Date" means the day which is two
          Business Days immediately following the delivery of the Put Notice.

     (b) On the Settlement Date, the Trust, or the Broker acting on its behalf, shall deliver and transfer to the Counterparty against payment therefor of the Cash Settlement Amount, the Underlying Shares being purchased hereunder, in the manner customary for the transfer of such Underlying Shares on the books and records of the Company.

     (c) In the event that prior to the occurrence of a Mandatory Put Event Cipsa, the Substitute
          Purchasers and/or Cone shall have purchased all of

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FORM 10-Q

EXHIBIT 2.2 (l)  continued



          the Underlying Shares pursuant to the Cipsa Call
          Option, the Cone Call Option and/or Cipsa Put
          Option, then, other than the provisions contained in Sections 5 and 6, this Put Option shall terminate and be of no further effect

     (d) The Broker agrees to provide notice to the Trust and the Counterparty of the occurrence of a Mandatory Put Event (other than a Mandatory Put Event referred to in clause (A) of the definition thereof) no later than the close of business on the Business Day immediately following the Broker having actual knowledge of the occurrence thereof.

3.   Definitions

          "Broker" means J.P. Morgan Securities Inc.

          "Business Day" means any day on which commercial banks are open for business (including dealings in foreign exchange and foreign currency deposits) in New York City.

          "Calculation Agent" means Morgan.  All
          determinations and calculations by the Calculation Agent shall (a) be made in good faith and in the exercise of its commercially reasonable judgment and (b) be determined, where applicable, on the basis of then prevailing market rates or prices. All such determinations and calculations shall be binding on the Counterparty in the absence of manifest error.

          "Cipsa" means Compania Industrial de Parras, S.A.
          de C.V., a Mexican corporation.

          "Cipsa Call Option" means the Call Option dated
          September 25, 1995 between Cipsa and the Trust.

          "Cipsa Put Option" means the Put Option dated
          September 25, 1995 between Cipsa and the Trust.

          "Company" means Parras Cone de Mexico, S.A. de
          C.V., a Mexican corporation.


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EXHIBIT 2.2 (l)   continued



          "Cone Call Option" means the Call Option dated
          September 25, 1995 between the Counterparty and the Trust.

          "Equity Swap Transaction" means the Equity Swap
          Transaction relating to the Trust dated September
          25, 1995, between Morgan and Cipsa.

          "Morgan" shall mean Morgan Guaranty Trust Company of New York.

          "Shares" means the ordinary voting Class I stock, par value N$1.00 per share of the Company.

          "Underlying Shares" means 99,850,000 Shares, constituting the number of Shares which the Trust holds as a result of the sale by Cipsa to the Trust of such shares.

4.   Other Provisions

     (a) General Adjustments. Upon the declaration by the Company of the terms of any change affecting the Shares, including, without limitation, a capitalization issue, rights issue, share split, merger, consolidation, amalgamation, sub-division, recapitalization, reclassification, dissolution, liquidation, winding up or other similar event, which occurs after the Trade Date but before the Exercise Date, the Calculation Agent shall adjust the number of Underlying Shares to preserve as nearly as practicable, the economic equivalent of the obligations of the parties hereunder prior to such change.

     (b) Nationalization. If the holders of Shares become bound to transfer the Shares held by them to, or to the order of, any agency or authority of the United Mexican States (or any political subdivision thereof) or any entity controlled by the United Mexican States (or any political subdivision thereof), then the Counterparty shall be obligated to perform under this Put Option on or prior to such nationalization and pay the Cash Settlement Amount in exchange for the Underlying Shares.

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EXHIBIT 2.2 (l)   continued


     (c) Liquidation. In the event the Company is liquidated or wound-up (whether voluntarily or involuntarily) then the Counterparty shall be obligated to perform under this Put Option on or prior to such liquidation and pay the Cash
          Settlement Amount in exchange for the Underlying
          Shares.

     (d) Transfer. Neither party may transfer any or all of its rights or obligations under this Transaction without the prior written consent of the nontransferring party.

     (e) Governing Law. This Agreement and the Transaction to which it refers shall be governed by and construed in accordance with the laws of the State of New York without reference to the choice of law doctrine.

     (f) Jurisdiction. With respect to any suit, action or proceedings relating to this Transaction ("Proceedings"), each party irrevocably submits to the jurisdiction of the courts of the State of New York and the United States District Court located in the Borough of Manhattan in New York City and to the courts of its own corporate domicile with respect to actions brought against it as a defendant and waives any objection which it may have at any time to the laying of venue of any Proceedings brought in any such court, waives any claim that such Proceedings have been brought in an inconvenient forum and further waives the right to object, with respect to such Proceedings, that such court does not have jurisdiction over such party.

5. Expenses. If the Counterparty shall have failed to perform its obligations hereunder, the Counterparty will, on demand, indemnify and hold harmless the Trust for and against all reasonable out-of-pocket expenses, including legal fees, incurred by the Trust by reason of the enforcement and protection of its rights hereunder or by reason of the early termination of this Transaction, including but not limited to, costs of collection.




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EXHIBIT 2.2 (l)   continued


6. No Tax or Withholding. All payments required to be made by the Counterparty hereunder shall be made without any deduction or withholding for or on account of any tax, of any nature, and shall be made without any set-off, counterclaim or other deduction. The Counterparty shall indemnify the Trust for any withholdings required to be made by the Counterparty in connection with this Transaction for any tax, of any nature, required to be paid by the Trust to any tax authorities in connection with this Transaction and any costs and reasonable expenses (including costs and reasonable expenses related to any filings that may be required in connection with the transfer of the Underlying Shares) related to such tax liabilities.

7. No Reliance. etc. The Counterparty represents that (i) it is entering into the Transaction evidenced hereby as principal (and not as agent or in any other capacity);
     (ii) in entering into this Transaction, the Trust is not acting as a fiduciary for it; (iii) in entering into this Transaction, it is not relying upon any representations except those expressly set forth in this Confirmation; (iv) it has consulted with its own legal, regulatory, tax, business, investment, financial, and accounting advisors to the extent it has deemed necessary, and it has made its own investment, hedging, and trading decisions based upon its own judgment and upon any advice from such advisors as it has deemed necessary and not upon any view expressed by the other party; and (v) it is entering into this Transaction with a full understanding of the terms, conditions and risks thereof and it is capable of and willing to assume those risks.

8. Limitation of Liability. The parties hereto agree that Delaware Trust Company is executing this Put Option solely in its capacity as Owner Trustee and, accordingly, Delaware Trust Company shall incur no personal liability in connection herewith or the transactions contemplated hereby.

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FORM 10-Q

EXHIBIT 2.2 (l)





Please confirm your agreement to be bound by the terms of the foregoing by executing the copy of this Confirmation enclosed for that purpose and returning it to us.

                              Very truly yours,

                              SMM TRUST 1995-M

                              By:  Delaware Trust Company,
                                   not in its individual
                                   capacity but solely as
                                   Owner Trustee

                              By: /s/ Richard N. Smith
                              Title: Vice President

Accepted and confirmed as
of the date first above written:

CONE MILLS CORPORATION

By: /s/John L. Bakane
Title: Executive Vice President

ACKNOWLEDGED:

J.P. MORGAN SECURITIES INC.,
as Broker,

By: /s/Russell Church
Title: Vice President



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